U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940



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1. Name and address of Reporting Person*

         Last, First, Middle:       Deutsche Bank AG
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         Street:                    Taunusanlage 12
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         City, State, Zip:          D-60325, Frankfurt am Main, Federal Republic of Germany
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2.       Date of Event Requiring Statement (Month/Day/Year)
                                    February 27, 2002
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3. IRS or Social Security Number of Reporting Person (Voluntary)
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4.       Issuer Name and Ticker or Trading Symbol
                                    The Brazilian Equity Fund, Inc. (NYSE: BZL)
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5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

         (     ) Director          (  X  ) 10% Owner          (     ) Officer (give title below)    (     ) Other (specify below)


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6.       If Amendment, Date of Original (Month/Day/Year)
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7.       Individual or Joint/Group Filing (Check Applicable Line)

         (X) Form filed by One Reporting Person
         () Form filed by More than One Reporting Person
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* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

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=================================================================================================================================
             Table I - Non-Derivative Securities Beneficially Owned
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-------- -------------------------------------------------------------------------- ------------------------------ --------------
         1.   Title of Security               2. Amount of Securities        3. Ownership Form: Direct      4. Nature of Indirect
              (Instr. 4)                         Beneficially Owned          (D)                               Beneficial
                                                                                 or Indirect (I)               Ownership
                                                 (Instr. 4)                      (Instr. 5)                      (Instr.5)
-------- -------------------------------- ------------------------------ --------------------------------- ----------------------
-------- -------------------------------- ------------------------------ --------------------------------- ----------------------

         Common Stock, $0.001 Par Value                571,600**                        D
-------- -------------------------------- ------------------------------ --------------------------------- ----------------------
-------- -------------------------------- ------------------------------ --------------------------------- ----------------------

======== ================================ ============================== ================================= ======================

** Position in securities as of February 27, 2002. The position has increased to 731,800 shares as of January 2, 2003.


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.


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===================================================================================================================================
         Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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------------ ------------------------------ ------------------------------------- -------------------- --------------------- ------
    1. Title of    2. Date Exercisable and  3. Title and Amount of Securities 4. Conversion or 5.OwnershipForm      6. Nature of
       Security       Expiration Date          Underlying Derivative Security  Exercise Price   of Derivative   Indirect Beneficial
      (Instr. 4)      (Month/Day/Year)                                         of Derivative    Security: Direct   Ownership
                                                                                                (D)or Indirect(I)   (Instr. 5)
                                                                                                  (Instr.5)
------------------ --------------------- ---------------------------- ------- -------------- -----------------------------------
------------------ --------------------- ---------------- ----------- ------- -------------- -----------------------------------
                        Date     Expiration                  Amount or Number
                    Exercisable    Date           Title        of Shares
------------------ ------------ ----------- --------------- ----------------- ------------- ------------------ -----------------
------------------ ------------ ----------- --------------- ----------------- ------------- ------------------ -----------------

(1)
------------------ ------------ ----------- --------------- ----------------- ------------- ------------------ -----------------
------------------ ------------ ----------- --------------- ----------------- ------------- ------------------ -----------------

(2)                      .
------------------ ------------ ----------- --------------- ----------------- ------------- ------------------ -----------------
------------------ ------------ ----------- --------------- ----------------- ------------- ------------------ -----------------

(3)
================== ============ =========== =============== ================= ============= ================== =================


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                              Deutsche Bank AG




                              By:   /s/Jeffrey A. Ruiz                1/2/2003
                              ----------------------------           ----------
                              Name:   [Jeffrey A. Ruiz]                 Date
                              Title:  [Vice President]


                              By:   /s/ Margaret M. Adams              1/2/2003
                             -------------------------------------   ----------
                              Name:    [Margaret M. Adams]              Date
                              Title:   [Director]